EXHIBIT 99.1

Palisade Bio Reports Second Quarter 2026 Financial Results and Highlights Continued Advancement of PALI-2108 Into Phase 2 Development

Advancing a potentially best-in-class once-daily oral, locally-activated PDE4 inhibitor prodrug specifically engineered for the treatment of inflammatory bowel disease (IBD)

Enrollment of first patient for Phase 2 ASCENTRA-UC trial of PALI-2108 expected in the second half of 2026; primary efficacy results expected in the second half of 2027

IND for Phase 2 ASCENTRA-CD trial of PALI-2108 for the treatment of Crohn’s disease expected in the second half of 2026

Strong balance sheet expected to support execution through key Phase 2 clinical readouts

Denver, CO, August 10, 2026 — Palisade Bio, Inc. (Nasdaq: PALI) (“Palisade Bio” or the “Company”), a clinical-stage biopharmaceutical company developing next-generation prodrugs for patients living with inflammatory and fibrotic diseases, today reported financial results for the second quarter ended June 30, 2026, and provided a business update. During the quarter, the Company completed key regulatory and operational activities supporting the planned commencement of the Phase 2 ASCENTRA-UC trial of PALI-2108 in the second half of 2026.

Palisade Bio is advancing PALI-2108 into Phase 2 development for ulcerative colitis (UC) and Crohn’s disease (CD), supported by encouraging results from its completed Phase 1 clinical trial.

Key Takeaways from the Phase 1 Clinical Trial

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Across the Phase 1 clinical trial, PALI-2108 demonstrated favorable safety and tolerability, sustained exposure of the active metabolite above the IC90 threshold, targeted distribution in the ileum and colon, and pharmacodynamic (PD) activity across key inflammatory and fibrotic pathways.
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The Phase 1 clinical trial included five patients with UC and five patients with fibrostenotic Crohn’s disease (FSCD).
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In the UC cohort, 5 out of 5 patients achieved clinical response and 2 out of 5 achieved clinical remission based on Modified Mayo Score.
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In the FSCD cohort, PALI-2108 reduced mean SES-CD score by approximately 47.5% (a 3.8-point improvement), with 2 out of 5 patients achieving both endoscopic response and remission based on SES-CD.

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Together, these findings provide a strong foundation for the planned commencement of the Phase 2 ASCENTRA-UC trial in the second half of 2026. The Company also intends to submit an investigational new drug (IND) application to the U.S. Food and Drug Administration (FDA) for the Phase 2 ASCENTRA-CD trial of PALI-2108 in the second half of 2026.

“The second quarter marked a decisive transition for Palisade Bio as we completed the regulatory and operational work required to advance PALI-2108 into Phase 2 development,” said JD Finley, Chief Executive Officer of Palisade Bio. “With FDA clearance of our IND, encouraging Phase 1 results and a strong financial position, we expect to commence the Phase 2 ASCENTRA-UC trial in the second half of 2026. PALI-2108 was engineered for targeted activation within the gastrointestinal tract, with the goal of delivering sustained PDE4 inhibition while improving tolerability and convenience. We believe the ASCENTRA-UC Phase 2 trial represents a significant opportunity to demonstrate that differentiated profile in a larger patient population and establish PALI-2108 as a potentially best-in-class, once-daily oral therapy for IBD.”

Recent Highlights

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Strengthened the Board of Directors with the appointments of biopharmaceutical industry veterans Robert Baltera and Jordan Zwick, adding expertise across biotechnology leadership, strategic transactions and capital markets as the Company advances PALI-2108 into Phase 2 development.

Scientific Presentations

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Presented Phase 1 translational findings for PALI-2108 at Digestive Disease Week (DDW) 2026, highlighting rapid clinical, histologic and biomarker improvements.
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Showcased PALI-2108’s targeted PDE4 inhibition strategy in fibrostenotic Crohn’s disease at the 4th Annual Precision Medicine in IBD Summit.
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Discussed the role of intestinal fibrosis and PALI-2108’s therapeutic potential at a New York Academy of Sciences symposium.
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Additional PALI-2108 data to be presented at the American College of Gastroenterology (ACG) 2026 Annual Scientific Meeting and United European Gastroenterology (UEG) Week 2026.

Advancing PALI-2108 Into Phase 2 Development

Phase 2 ASCENTRA-UC

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Received FDA clearance of the IND application for PALI-2108
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Phase 2 UC clinical trial expected to commence in 2H 2026
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Primary efficacy readout expected 2H 2027

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Phase 2 ASCENTRA-CD

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IND submission for the Phase 2 CD trial expected 2H 2026
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Phase 2 CD clinical trial commencement targeted for 1Q 2027
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Primary efficacy readout expected in early 2028

Mitch Jones, M.D., Ph.D., President and Chief Medical Officer of Palisade Bio, added, “Crohn’s disease is a core component of the PALI-2108 clinical development program and is advancing in parallel with ASCENTRA-UC. We believe that PALI-2108’s targeted activation and localized delivery in both the ileum and colon are particularly relevant to Crohn’s disease, which can affect multiple regions of the gastrointestinal tract. We are finalizing the design of the Phase 2 ASCENTRA-CD trial and expect to submit an IND in the second half of 2026. With active programs in both Crohn’s disease and ulcerative colitis, PALI-2108 is positioned to address the two largest indications within IBD.”

Summary of Financial Results

Research and development expenses were $7.4 million for the three months ended June 30, 2026, compared to $1.7 million for the three months ended June 30, 2025. The increase was primarily attributable to higher research and development employee-related expenses, including increased non-cash stock-based compensation expense, and higher PALI-2108 program expenses driven by increased clinical operation expenses, increased chemistry, manufacturing and controls (CMC) activities and expanded preclinical and translational science efforts supporting advancement of PALI-2108 into Phase 2 development.

General and administrative expenses were $4.8 million for the three months ended June 30, 2026, compared to $1.2 million for the three months ended June 30, 2025. The increase was primarily attributable to higher employee-related expenses, including increased non-cash stock-based compensation expense, as well as higher professional fees supporting the Company's continued growth and clinical advancement.

The Company recognized license revenue of $0.5 million for the three months ended June 30, 2026 related to the achievement of a milestone pursuant the co-development and distribution agreement with Newsoara, a joint venture established by Biolead Medical Technology Limited. No license revenue was recognized for the three months ended June 30, 2025.

Net loss was $10.6 million, or a net loss of $0.05 per share, for the three months ended June 30, 2026, compared to a net loss of $2.8 million, or a net loss of $0.58 per share, for the three months ended June 30, 2025.

As of June 30, 2026, the Company had $125.2 million in cash and cash equivalents and believes its existing cash resources are sufficient to fund operations through major clinical development milestones, including the anticipated primary efficacy readout from the Phase 2 ASCENTRA-UC

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trial expected in the second half of 2027 and the planned primary efficacy readout from the Phase 2 ASCENTRA-CD trial expected in early 2028.

About Palisade Bio

Palisade Bio, Inc. (Nasdaq: PALI) is a clinical-stage biopharmaceutical company developing prodrugs for patients living with inflammatory and fibrotic diseases.

The Company’s lead clinical product candidate, PALI-2108, is being advanced into Phase 2 clinical trials as a treatment for patients living with inflammatory bowel disease (IBD), including ulcerative colitis (UC) and Crohn's disease (CD). Despite the availability of multiple biologic and small-molecule therapies, many patients with UC and CD do not achieve durable remission, lose response over time, or discontinue treatment because of safety or tolerability limitations. The Company believes PALI-2108 has the potential to address these limitations through once-daily oral dosing, targeted lower-intestinal bioactivation and broad PDE4-mediated anti-inflammatory activity.

Palisade Bio is now advancing into Phase 2 development for UC and CD. For more information, please go to www.palisadebio.com.

Forward Looking Statements

Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to: implied or express statements regarding the pharmacological properties, safety, tolerability, clinical response and efficacy, and therapeutic potential of PALI-2108, dosing levels and timing of key PALI-2108 development milestones such as regulatory submissions and approvals, trial enrollments and commencements and efficacy readouts, and the Company's expected cash runway. These forward-looking statements are based on the Company’s current expectations. Forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the Company’s forward-looking statements include, among others, the timing of enrollment, commencement and completion of the Company’s clinical trials; the Company’s reliance on PALI-2108, and its early stage of clinical development; the risk that prior results, such as signals of safety, clinical response and efficacy, dosing or durability of effect, observed from preclinical or clinical trials with a limited number of patients, will not be replicated or will not continue in ongoing or future studies or clinical trials involving the Company’s product candidates in clinical trials focused on the same or different indications; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on March 20, 2026, and the Quarterly Reports on Form 10-Q or other SEC filings that are filed thereafter. Investors are cautioned not to put undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date hereof, and the

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Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based, except as required by law.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

PALI@jtcir.com

EXHIBIT 99.1

Palisade Bio, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2026	2025

ASSETS
Current assets:
Cash and cash equivalents	$125,172	$133,385
Accounts receivable	500	—
Prepaid expenses and other current assets	1,588	836
Total current assets	127,260	134,221
Restricted cash	55	55
Other noncurrent assets	—	68
Total assets	$127,315	$134,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,835	$767
Accrued liabilities	3,136	2,187
Accrued compensation and benefits	275	1,298
Share liability	—	313
Insurance financing debt	—	71
Total current liabilities	5,246	4,636
Derivative liability	62	62
Contingent consideration obligation	259	266
Total liabilities	5,567	4,964
Commitments and contingencies
Stockholders' equity:
Series A Convertible Preferred Stock, $0.01 par value, 7,000,000 shares authorized; 200,000 issued and outstanding at June 30, 2026 and December 31, 2025	2	2
Common stock, $0.01 par value; 450,000,000 and 300,000,000 shares authorized; 173,595,201 and 159,444,017 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	1,735	1,594
Additional paid-in capital	292,910	280,509
Accumulated deficit	(172,899)	(152,725)
Total stockholders' equity	121,748	129,380
Total liabilities and stockholders' equity	$127,315	$134,344

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Palisade Bio, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
License revenue	$500	$—	$500	$—
Operating expenses:
Research and development	7,400	1,675	13,797	2,625
General and administrative	4,798	1,168	9,149	2,528
Total operating expenses	12,198	2,843	22,946	5,153
Loss from operations	(11,698)	(2,843)	(22,446)	(5,153)
Other (expense) income:
Interest expense	—	(2)	(1)	(3)
Other income, net	1,124	61	2,273	142
Total other income, net	1,124	59	2,272	139
Net loss	$(10,574)	$(2,784)	$(20,174)	$(5,014)

Basic and diluted weighted average shares used in computing basic and diluted net loss per common share	211,381,969	4,797,196	210,528,231	4,796,434
Basic and diluted net loss per common share	$(0.05)	$(0.58)	$(0.10)	$(1.05)

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Palisade Bio, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2026	2025

Net loss	$(20,174)	$(5,014)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	2
Non-cash operating lease expense	—	62
Recurring fair value measurements of liabilities	(7)	(9)
Write-off of deferred equity issuance costs	—	75
Stock-based compensation and related charges	9,082	138
Changes in operating assets and liabilities:
Accounts receivable	(500)	—
Prepaid and other current assets and other noncurrent assets	(915)	(18)
Accounts payable and accrued liabilities	2,044	1,210
Accrued compensation and benefits	(1,023)	(530)
Operating lease liabilities	—	(66)
Net cash used in operating activities	(11,493)	(4,150)
Cash flows from financing activities:
Payments on insurance financing debt	(71)	(80)
Proceeds from issuance of common stock	3,250	—
Proceeds from the exercise of warrants	155	1
Payment of equity issuance costs	(74)	(178)
Proceeds from issuance of common stock under Employee Stock Purchase Plan	20	3
Net cash provided by (used in) financing activities	3,280	(254)
Net decrease in cash, cash equivalents and restricted cash	(8,213)	(4,404)
Cash, cash equivalents and restricted cash, beginning of year	133,440	9,847
Cash, cash equivalents and restricted cash, end of period	$125,227	$5,443
Reconciliation of cash, cash equivalents and restricted cash to the balance sheets:
Cash and cash equivalents	$125,172	$5,417
Restricted cash	55	26
Total cash, cash equivalents and restricted cash	$125,227	$5,443